10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

May 2017

Members and Friends:

Safety – A “safety first” culture continues to drive our employees. We completed our April 2017 plant shutdown without injuries or accidents.  We accomplished this with a lot of planning by all departments plus additional training of all contractors before they came on site. We had over 125 outside contractors work together during this week. Daily communication and coordination by management and employees made it all possible.

The plant safety goal this fiscal year includes everyone participating in housekeeping.  The plant has been divided down into smaller focus areas that are being audited each month for adequate housekeeping.

Financials – On Wednesday, May 10, 2017, we issued a press release announcing our quarterly financial results as of and for the fiscal quarter ended March 31, 2017.  Our quarterly Form 10-Q was filed with the SEC that same day.  Theses financials and press release can be accessed on our website www.sireethanol.com (click the Investor Relations Tab).  There is a link to the SEC filings (select “SIRE’s SEC forms are available for viewing on the SEC’s Website-View”).  Our financial results are reported quarterly and annually.  They contain our financial, operational and statistical information.  The press release was also sent to our newsletter email list which includes each SIRE member who has provided us with their email address.

Operations - During the second fiscal quarter ending March 31, 2017, we produced 31,083,215 million gallons of denatured ethanol.  Through this period, the plant made several process improvements that increased both efficiencies and yield. During our April shutdown, we installed new Bühler hammer mills. These mills have increased corn throughput and provided us with better corn grind for the processing plant. We also made the necessary tie-ins for our new cooling towers and process water tank. These projects are scheduled to arrive online at the end of our third fiscal quarter. On April 1, we received our new air permit that increases our rate to produce 140mgy denatured ethanol. These improvements will allow SIRE to continue to be a high producing and low cost ethanol plant.

Human Resources and Administration - SIRE hosted a Lewis Township Volunteer Fire Department “Thank You and Appreciation Dinner” where 23 firefighters were presented with appreciation plaques.

We also had a presence at the Triumph of Ag Expo, March 8 and 9 at the CenturyLink Center. On April 12, we were invited to present at the 8th Annual Rotary Career Fair for fifth graders at the MAC.  We shared a brief career overview needed to work in the ethanol industry.  We also covered the training and education necessary to work in our industry.

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Twenty-eight students from Yutan elementary toured the plant on April 28th.  One would have thought the rainy, cold day might put a damper on the kids’ spirits, but it sure didn’t.  The kids sought out several water puddles, but also found the time to ask some great questions. They were very interested in our production process.

On May 4 and 5, several of our staff volunteered at West Fair, Progressive Ag Safety Days, working with Bunge volunteers to teach third grade students about various safety topics.  The topics included water, fire, animal, grain, sun, hearing and electrical safety.  There was also a bomb squad robot and K9 unit demonstration.

We were recently approached by RFD TV to be included in their segment, Small Town Big Deal which will air May 18th at 8:30 pm.

We are looking forward to working with Syngenta again this year for the Stop Hunger Now event, which provides meals for children in developing countries.  This event will be taking place Sunday, June 4 at Westfair.  Last year we packaged over 10,000 meals in just two hours. For individuals interested in a career with SIRE, applications are always welcome and are taken online at www.SIREethanol.com.  The online application can be found via the Employment tab.  Check out the “open positions” tab for available jobs.  We encourage individuals to apply at any time.  Please contact Whitney Radford, HR Assistant or Laura Schultz, Director of Human Resources, if you have any questions about the application process or a position.

Markets - If you would like to sell corn or purchase our byproducts (distillers’ grains and wet cake), please contact our Merchandising team directly at the following numbers:  Kristan Barta, 712-352-5010 for corn, DDGS and wet cake or Dustin Ploeger, 712-352-5015 for assistance with corn sales and distillers’ grain purchases.  You may also contact them by calling our office (712-366-0392) and ask for a merchandiser.  Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours.  We now provide text messages specifically for Enogen deliveries.  Kristan and Dustin have regular office hours at the plant if you need to stop in and see them.  For corn oil sales, please contact Dan Wych, Plant Manager (712-352-5013).

If you want to view your SIRE accounts, you can sign up for iView on our website, iView also has a smartphone app you can download for quick viewing of our hours, hour changes, and bids.

General Manager Notes – Thank you to everyone who attended our annual meeting February 10, 2017.  If you were unable to join us, the presentations are available at our website, www.sireethanol.com /Investor Relations/Annual Meeting 2017.  You are welcome to contact me if you have any questions.

With continued production increases in the ethanol industry, it is very important to increase sales of ethanol in both the export and U.S. markets.

The U.S. Grains Council supported by RFA and Growth Energy have a goal to increase exports to over 2.0 billion gallons per year from the current 1.0 billion gallons.  Targeted countries for growth are Canada, China, India, Mexico, and Brazil.

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There continues to be momentum to increase E-15 blending in the U.S. with USDA and Prime the Pump providing gasoline retailers funds to install blending pumps.  Retailers that have been early adopters of E-15 have improved their market share and are putting pressure on other retailers to put E-15 in their stores.  The potential annual market for E-15 would add about 5.0 billion gallons of additional ethanol demand using an additional 1.8 billion bushels of corn.

Please do your part to support retailers using higher blends of ethanol when possible.

Thank you for your support.
Brian Cahill
General Manager/CEO

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